Exhibit 99.2

Maquia Capital Acquisition Corporation Announces Closing of Over-Allotment Option in Connection With Its Initial Public Offering

Miami, FL, May 12, 2021 (GLOBE NEWSWIRE) -- Maquia Capital Acquisition Corporation (the “Company”) announced today that it has closed the issuance of an additional 1,309,719 units pursuant to the partial exercise of the underwriters’ over-allotment option in connection with the Company’s initial public offering. The units are listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “MAQCU”. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, shares of the Class A common stock, rights and warrants are expected to be listed on Nasdaq under the symbols “MAQC” and “MAQCW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on technology-focused middle market and emerging growth companies in North America. The Company is led by Chief Executive Officer, Jeff Ransdell, Chief Financial Officer, Jeronimo Peralta, Chief Operating Officer, Guillermo Cruz, and Chief Investment Officer, Maggie Vo.

Kingswood Capital Markets, division of Benchmark Investments, Inc., acted as the sole book running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Kingswood Capital Markets, division of Benchmark Investments, Inc., Attn: Syndicate Department, 17 Battery Place, Suite 625, New York, New York 10004, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@kingswoodcm.com, or by visiting EDGAR on the SEC’s website at www.sec.gov.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission (“SEC”) on May 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Guillermo Eduardo Cruz Ruiz

Chief Operating Officer

guillermo@maquiacapital.com